Exhibit 99.1

      SPENDING MORE TIME WITH GOD WHILE REDUCING COMPUTER-RELATED INJURIES

    CHESTER, New Jersey, July 7 /PRNewswire-FirstCall/ --

It's projected that one out of every six computer users will develop Carpal Tunnel Syndrome or some other form of repetitive stress injury during their lifetime. It's also estimated that the average Christian, in the U.S., spends less than four minutes a week reflecting on God. In a unique combination of high-tech Anti-Injury(TM) software and religious content, Magnitude Information Systems, Inc., (Symbol: MAGY) the leading developer of Anti-Injury(TM) software and Digital Door Productions have introduced ErgoShepherd(TM) to help protect computer users, in the home and office, from Carpal Tunnel Syndrome (and other RSI injuries) while inspiring them to spend more time with God in spiritual reflection.

    Targeting millions of Christian Computer Users in the United State's Southeast, ErgoShepherd(TM), is being aired on SuperChannel WACX-TV, a Christian Television Ministry, serving Orlando (WACX-TV), Tallahassee (WACX-LP), Gainesville (W69AY) and the rest of the world via Satellite Sky Angel. Available only on SuperChannel by donation, ErgoShepherd(TM) proceeds will help benefit this Christian television ministry and Calvary Assembly of Winter Park, Florida. ErgoShepherd(TM) will be rolled out nationwide later in the year to Christian owned businesses and consumers, via TV, Cable, Satellite and Church based events. ErgoShepherd(TM) is also available on its own dedicated website at HTTP://WWW.ERGOSHEPHERD.COM.

    ErgoShepherd(TM) is an enhanced version of Magnitude's flagship consumer offering, ErgoCoach(TM), which utilizes spiritual micro-breaks throughout the day as a core element of injury prevention while using the computer. Developed in conjunction with Calvary Assembly members and Pastor Clark Whitten's vision for inspiring Christians to spend more time with God, ErgoShepherd(TM) integrates daily scripture with award winning ergonomics and animated exercises.

    "It's ideal for businesses within the Christian community who are always interested in creating safer and more productive work environments. And now they can help their local churches and ministries achieve an important mission, inspiring employees to spend more time reflecting on God while improving the bottom-line," said Mark Chroscielewski, Magnitude's head of business development. "Taking a break with God is just as important as taking a break to prevent Carpal Tunnel Syndrome." said Joey Chase, chief executive officer, Digital Door Productions, "By using ErgoShepherd(TM) to deliver rich media Christian content, we offer moments of reflection and prayer that would never happen otherwise due to the nature of our hectic lifestyles."

    About Magnitude Information Systems, Inc.

    Magnitude Information Systems, Inc. is the leading developer of RSI Management solutions for computer users. Magnitude's unique Anti-Injury(TM) software solution, ErgoEnterprise, has



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been proven to help companies and government agencies realize measurable productivity gains, reduced workers' compensation and medical claims costs associated with employees using computers. Magnitude's Anti-Injury(TM) software products for consumers, ErgoFUN(TM) and ErgoCoach(TM), help children and adults at home and school reduce common ergonomic risk factors associated with people working at computers. 30-day demo downloads are available. For more information, contact Magnitude at 888-786-7774 or visit http://www.magnitude.com.

    About Digital Door Productions

    Digital Door Productions is a full service multi-media, communications, and marketing firm. Digital Door helps corporations develop a leading edge through the development of innovative concepts, proprietary content, and full service media production. Digital Door's all encompassing capabilities and un-paralleled approach towards multi-media development, has put a number of corporations on the cutting edge as pioneers in new media communications technologies.
Digital Door has developed award-winning content for a wide range of industries from engineering firms like Wharton-Smith, Inc. to hotel chains such as Best Western International. For more information about Digital Door Productions,
LLC call (407) 467-5955 or email: contact@justknock.net .

    For more information, contact Mark Chroscielewski, Senior Vice President, Business Development at Magnitude at 888-786-7774 or visit http://www.magnitude.com.